RESTRICTED STOCK UNIT AWARD
Award Summary

Recipient.............................................................[NAME OF RECIPIENT]
Employee No. .....................................................[XXX-XX-XXXX]
Award Identification No. .................................….[XXXXXXXXX]
Date of Award .....................................................February 22, 2021
Number of Units (Total) ......................................[NUMBER OF UNITS]
Vesting Schedule* ............................................… Number Date
XXXX September 30, 2023
* Subject to the Performance Goals and service conditions described in Exhibit A

EZCORP, Inc., a Delaware corporation (the “Company”), is pleased to award you Restricted Stock Units, subject to the “Standard Terms and Conditions” attached to this Award Summary (the “Terms and Conditions”). This Award Summary, together with the Terms and Conditions, shall constitute the Award Agreement with regard to the award of Restricted Stock Units described herein.
As provided in the Terms and Conditions, this award of Restricted Stock Units will not be effective until you have accepted the award, and acknowledged and agreed to the terms and conditions set forth in the Award Agreement, by executing this Award Summary in the space provided below and returning it to the Company’s Stock Plan Administrator. Delivery to the Stock Plan Administrator will be automatic if you execute the this Amended Award Summary via DocuSign. If you do not execute via DocuSign, delivery may be made via email (carrie_putnam@ezcorp.com) or physical delivery (EZCORP, Inc., 2500 Bee Cave Road, Building One, Suite 200, Rollingwood, Texas 78746, Attention: Carrie Putnam).

Awarded subject to the terms and conditions stated above:
EZCORP, INC.

By:     ___________________________________________
     Lisa VanRoekel,
    Chief Human Resources Officer

I hereby accept the Award described herein and acknowledge and agree to the terms and conditions set forth in the Award Agreement:

___________________________________________        Date:________________________________________
    [NAME OF RECIPIENT]

PERFORMANCE-BASED VESTING (FY21)

EXHIBIT A
This Exhibit constitutes a part of the Award Summary to which it is attached, and is hereby incorporated into such Award Summary.

PERFORMANCE GOALS
1.    As used herein, the following terms shall have the respective meanings indicated:
(a)    “Adjusted Net Income” for any Fiscal year is calculated as described in Paragraph 3 below.
(b)    “Adjusted Net Income Budget” for any Fiscal year refers to the Adjusted Net Income target that is specified in the budget for such Fiscal year, as approved by the Board of Directors.
(c)    “Employment” has the meaning specified in Paragraph 3 of the Standard Terms and Conditions.
(d)    A “Fiscal” year refers to the Company’s fiscal year ended September 30 of that year.
(e)    “Performance Period” refers to the three-year period consisting of Fiscal 2021, Fiscal 2022 and Fiscal 2023.
2.    The Units will vest in accordance with the Vesting Schedule set forth in the Award Summary only if the performance goals and service conditions described below have been achieved:
(a)    The total number of Units will be allocated equally (to the nearest whole Unit) among the three years in the Performance Period.
(b)    The vesting of the Units allocated to each Fiscal year during the Performance Period will be subject to a performance goal based on Adjusted Net Income for such Fiscal year, as follows:
(i)    If the Company achieves 80% of the Adjusted Net Income Budget for such Fiscal year, then 50% of the Units allocated to that Fiscal year will be available to vest at the end of the Performance Period.
(ii)    If the Company achieves 120% or more of the Adjusted Net Income Budget for such Fiscal year, then 150% of the Units allocated to such Fiscal year will be available to vest at the end of the Performance Period.
(iii)    If the Company achieves more than 80%, but less than 120%, of the Adjusted Net Income Budget for such Fiscal year, the percentage of Units allocated to such Fiscal year that will be available to vest at the end of the Performance Period will be interpolated between 50% and 150% based on the percentage of the Adjusted Net Income Budget for such Fiscal year actually achieved.
(iv)    If the Company does not achieve at least 80% of the Adjusted Net Income Budget for a Fiscal year, then none of the Units allocated to such Fiscal year will be available to vest at the end of the Performance Period.
Any Units that are not available to vest at the end of the Performance Period, determined as described above, will be forfeited.
(c)    Units that are available to vest at the end of the Performance Period, determined as described above, will vest only if your Employment continues through the end of the Performance Period.
3.    “Adjusted Net Income” for any Fiscal year shall be calculated from the Company’s audited consolidated financial statements for such year, and shall be equal to the Company’s consolidated net income, with such adjustments, if any, that the People and Compensation Committee of the Board of Directors determines, in its sole discretion, to be necessary, appropriate or desirable to take into consideration special events or other circumstances reasonably beyond management’s control.
4.    Notwithstanding the Vesting Schedule set forth in the Award Summary, vesting will be deferred until such time as the Committee has determined that the applicable performance goal has been achieved.

RESTRICTED STOCK UNIT AWARD
Standard Term and Conditions
(Awards Subject to Performance-Based Vesting)
The Award described below is made under the EZCORP, Inc. Long-Term Incentive Plan (the “Plan”) and is governed by the terms of the Plan in addition to the terms and conditions stated in the Award Agreement referred to below. A copy of the Plan is available from the Company’s Stock Plan Administration Department. Unless otherwise defined, all capitalized terms used herein shall have the respective meanings described in the Plan.
Unless other terms and conditions are made specifically applicable, the following terms and conditions apply to the award of Restricted Stock Units made with respect to fiscal year 2021 by EZCORP, Inc., a Delaware corporation (the “Company”), to any employee of the Company or any Subsidiary of the Company. The recipient of an Award, the date of the Award and the number of Units awarded are set forth in an Award Summary that has been duly executed and issued by the Company and appropriately acknowledged and accepted by the recipient (the “Award Summary”). That Award Summary, together with these terms and conditions, shall constitute the Award Agreement with regard to the Award. As used herein, the term “you” (and derivatives thereof) refers to the recipient of the Award, and the term “Units” refers to the Restricted Stock Units that are subject to the Award.
1.    General — As a material inducement to the Company to make the Award, you agree that the following terms and conditions shall apply to the Award, that you are not otherwise entitled to the Award, that the Company is providing the Award in consideration for your promises and agreements below and that the Company would not grant the Award absent those promises and agreements.

Each Unit awarded to you represents your right to receive one share of Stock on the applicable vesting date, subject to the terms and conditions described herein.
2.    Vesting — Subject to the terms and conditions of this Agreement, the Units will vest in accordance with the Vesting Schedule set forth in the applicable Award Summary. Any Units that remain unvested following the last vesting date shown in the Award Summary will expire at that time, and your right to receive any consideration for such Unit (whether Stock or cash) will terminate, without any payment of consideration by the Company.

Notwithstanding that Vesting Schedule, if your Employment (as defined below) is terminated by reason of your death or Permanent Disability, all Units will vest immediately and automatically upon such termination of Employment.
3.    Transfer Restrictions and Expiration — You may not sell, assign, transfer, pledge or otherwise dispose of any Unit. You may sell, assign, transfer, pledge or otherwise dispose of the underlying share of Stock only after you have received that share upon vesting of the related Unit (if the Unit is settled in Stock).
If your Employment terminates for any reason other than your death or Permanent Disability, any Unit that has not vested will expire at that time, and your right to receive any consideration for such Unit (whether Stock or cash) will terminate, without any payment of consideration by the Company.
As used herein, the term “Employment” means your regular full-time or part-time employment with the Company or any of its Subsidiaries, and the term “Employer” means the Company (if you are employed by the Company) or the Subsidiary of the Company that employs you.
4.    Rights as a Stockholder — You will have no rights as a stockholder with respect to the Units awarded pursuant to this Award (including rights to dividends or dividend equivalent payments and rights to vote) until the Units have vested and the Stock underlying those Units have been actually issued and registered in your name on the books of the Company’s transfer agent.
5.    Settlement — Notwithstanding anything to the contrary herein and subject to Paragraph 6 below, as soon as practicable after the date on which the Units have vested, the Company, at its option and in its sole and absolute
PERFORMANCE-BASED VESTING (FY21)

discretion, shall, for each vested Unit, either (a) issue to you a share of Stock or (b) deliver to you an amount in cash equal to the Fair Market Value of a share of Stock on the vesting date.

To the extent that the Company chooses to settle the Units in Stock, the Company will issue the underlying Stock in your name in the form of an entry into a share memo account with the Company’s stock transfer agent. At any time thereafter, you (or, in the case of your death or Permanent Disability, your legal representatives) shall have the right to have such Stock certificated and transferred in accordance with the transfer agent’s procedures generally applicable to all stockholders.
6.    Agreement With Respect to Taxes — You must pay any taxes that are required to be withheld by the Company or your Employer as a result of this Award. You may pay such amounts in cash or make other arrangements satisfactory to the Company or your Employer for the payment of such amounts. You agree that the Company and your Employer, at their sole discretion and to the fullest extent permitted by law, shall have the right to (a) demand that you pay such amounts in cash, (b) deduct such amounts from any payments of any kind otherwise due to you or (c) withhold or deduct from Stock or cash to which you would otherwise be entitled the number of shares of Stock, or amount of cash, having an aggregate Fair Market Value at that time equal to the amount you owe. If the Units are settled in Stock and the Company or your Employer, in their sole discretion, determines that your obligations will not be satisfied under the methods described in this Paragraph, you hereby authorize the Company (or its agent) to sell a portion of the Stock that is issued in satisfaction of the Units, which the Company determines as having at least the market value sufficient to meet your obligations (plus additional shares to account for rounding and market fluctuations), and use the net proceeds of such sale to satisfy your obligations. Any such shares may be sold as part of a block trade for the collective benefit of you and other participants, with all such participants receiving an average price.
7.    Leaves of Absence — If you take a leave of absence from active Employment that has been approved by your Employer or is one to which you are legally entitled regardless of such approval, the following provisions will apply:
(a)    Vesting During Leave — Notwithstanding the Vesting Schedule set forth in the Award Summary, no Shares will vest during a leave of absence lasting more than 30 days, unless such leave of absence is an approved medical, FMLA or military leave. The vesting that would have otherwise occurred during a leave of absence will be deferred by the number of days you are on leave of absence.
(b)    Effect of Termination During Leave — If your Employment is terminated while you are on a leave of absence, the Units will vest or expire in accordance with the terms stated in Paragraphs 2 and 3.
8.    Return of Share or Cash Value — By accepting this Award, you agree that if the Company determines that you engaged in “Conduct Detrimental to the Company” (as defined below) during your Employment or during the one-year period following the termination of your Employment, you shall be required, upon demand, to return to the Company, in the form of a cash payment, the “Returnable Value.” For this purpose, “Returnable Value” means the total Fair Market Value of all Stock that was issued to you, or the total amount of cash that was delivered to you, pursuant to this Award (including any cash or Stock that was withheld or sold to satisfy your obligations under Paragraph 6), determined as of the date such Stock was issued, or such cash was delivered, to you. The payment of the Returnable Value shall be in addition to and separate from any other relief or remedies available to the Company due to your Conduct Detrimental to the Company.
For purposes of this Agreement, you will be considered to have engaged in “Conduct Detrimental to the Company” if (a) you engage in serious misconduct (whether or not such serious misconduct is discovered by the Company prior to the termination of your Employment) or (b) you violate the terms of the Restrictive Covenant Agreement (in some cases, also known as the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement) between you and the Company, the terms and provisions of which you hereby acknowledge and reaffirm.
9.    Trading Restrictions — The Company may establish periods from time to time during which your ability to engage in transactions involving the Stock is subject to specified restrictions (“Restricted Periods”). If the Units vest during a Restricted Period and are settled in Stock, then you may not be able to sell such Stock (either to satisfy tax withholding obligations or otherwise) unless you have made irrevocable arrangements to do so outside of any Restricted Period. You may be subject to a Restricted Period for any reason that the Company determines appropriate, including

Restricted Periods generally applicable to employees or groups of employees or Restricted Periods applicable to you during an investigation of allegations of misconduct or Conduct Detrimental to the Company by you.
10.    Prospectus — You may obtain a copy of the prospectus related to the Stock free of charge by making a request to the Company’s Stock Plan Administration Department:

Address — 2500 Bee Cave Road, Building One, Suite 200, Rollingwood, Texas 78746, Attention: Carrie Putnam
Telephone — (512) 314-3325
E-mail — carrie_putnam@ezcorp.com
11.    Notice — You agree that notices regarding this Award may be given to you in writing either at your home address as shown in the records of the Company, or by electronic transmission (including e-mail or reference to a website or other URL).
12.    Special Acknowledgements — By accepting this Award, you expressly acknowledge the following:
•Unless you have a written employment agreement, your Employment is “at will,” and this Award does not alter that relationship in any way and does not confer upon you any right to expectation of employment by, or to continue in the employment of, your Employer. If you have a written employment agreement, this Award shall not be deemed to in any manner enlarge your rights, or diminish your Employer’s rights, under such employment agreement.
•The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.
•This Award is a one-time benefit that does not create any contractual or other right to receive future Awards or benefits in lieu of Awards.
•All determinations with respect to future Awards, if any, including the award date, the nature and size of the Award, the vesting dates and applicable restrictions, will be at the sole discretion of the Company.
•Your participation in the Plan, and your acceptance of this Award, is entirely voluntary.
•The value of this Award is an extraordinary item of compensation, is not part of normal or expected compensation for any purpose and is not to be used for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and you waive any claim on such basis.
•The grant of an equity interest in the Company (represented by this Award) gives rise to the Company’s need (on behalf of itself and its stockholders) to protect itself from Conduct Detrimental to the Company, and your promises and agreements described in Paragraph 8 are designed to protect the Company and its stockholders from Conduct Detrimental to the Company.
•Vesting of Units ceases upon termination of Employment for any reason, except as may otherwise be explicitly provided in the Award Agreement or the Plan.
•The future value of the Units (and the Stock that may be issued pursuant to this Award) is unknown and cannot be predicted with certainty.
•You understand, acknowledge and agree that you will have no rights to compensation or damages related to this Award as a consequence of the termination of your Employment for any reason whatsoever and whether or not in breach of contract.
13.    Data Privacy Consent — As a condition to Company’s making this Award, you consent to the collection, use and transfer of personal data as described in this Paragraph. You understand that the Company and its Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, any ownership interests or directorships held in the Company or its Subsidiaries and details of all Awards made or cancelled (collectively, “Data”). You further understand that the

Company and its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States of America, the European Economic Area or elsewhere. You authorize them to receive, possess, use, retain and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to it.
14.    Governing Law and Venue — This Award Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Travis County, Texas, United States of America, and the courts sitting exclusively in Travis County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
15.    Effect of Invalid Provisions — If any of the terms or conditions set forth in the Award Agreement are determined by a court of competent jurisdiction to be unenforceable, any Shares that have not vested as described above will be forfeited at that time and you agree to return to the Company the Returnable Share Value (as defined in Paragraph 8) with respect to all Shares theretofore vested pursuant to this Award.
16.    Acceptance of Terms and Conditions — This Award will not be effective until you have accepted the Award and acknowledged and agreed to the terms and conditions set forth in the Award Agreement in the manner prescribed by the Company. Failure to accept the Award prior to the first vesting date will result in immediate and automatic expiration and cancellation of this Award.

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